Exhibit 10.5(a)

FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT
This First Amendment to the Employment Agreement (this “Amendment”) is dated as of October 26, 2016, among Yuma Energy, Inc. (as successor to The Yuma Companies, Inc.) (“Yuma” or the “Company”) and Sam L. Banks (“Employee”), and amends that certain Employment Agreement effective as of October 1, 2012 between the Company and Employee (the “Employment Agreement”). Capitalized terms used and not otherwise defined in this Amendment shall have the respective meanings set forth in the Employment Agreement (as defined below).
WHEREAS, the Company and Employee desire to modify the Employment Agreement on the terms herein; and
WHEREAS, in December 2014, the Board of Directors (the “Board”) of the Company terminated the Overriding Royalty Interest Plan (the “ORRI Plan”);
WHEREAS, as a result of the termination of the ORRI Plan, the Board provided that Employee would no longer receive any future grants under the ORRI Plan or the Employment Agreement; and
WHEREAS, the Company and Employee desire to amend the Employment Agreement to provide that Employee is not entitled to any future grants of ORRIs as provided in the Employment Agreement.
NOW, THEREFORE, in consideration of the premises and mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee, intending to be legally bound by the terms hereof, agree as follows:
ARTICLE I
AMENDMENTS
Section 1.1 Amendments.
A. Section G of Article IV of the Employment Agreement is hereby amended and restated to read in its entirety as follows:
“G.
Employee is entitled to the remaining overriding royalty interest (“ORRI”) available on each Prospect after all other contractual requirements have been fulfilled (such Employee’s interest, the “Contractual ORRI”) on all projects or Prospects existing and Sold on or before September 14, 2014, except with respect to Prospects within the Amazon, Livingston, Addison or Crosby projects as set forth in Section I of Article IV below.”
B. Section I is added to Article IV of the Employment Agreement to read in its entirety as follows:
“I.
As to wells spudded after September 14, 2014 in the following projects, Employee will be entitled to ORRIs as set forth below:
Addison and Crosby Projects
Employee’s Contractual ORRI is, and Employee will be assigned, 25% of his original Contractual ORRI on wells that were not yet spudded as of September 14, 2014, on the acreage in any designated spacing unit (i.e. voluntary, commissioner or by adopted field rule) in the Crosby Austin Chalk Acreage and Addison Acquisition Acreage Projects when the first well in that spacing unit has been spudded. As an illustration, where Employee’s Contractual ORRI originally was 0.3400%, then Employee’s resulting Contractual ORRI shall be 0.0850%, subject to any applicable adjustments based on the terms of the ORRI.

Amazon 3-D Project

Employee’s Contractual ORRI for Prospects in the Amazon 3-D Project is (i) for Prospects that, as of September 14, 2014, have been accepted by the Company and which are “Leased and money collected,” 50% of his original Contractual ORRI, and (ii) for Prospects that, as of September 14, 2014, have been accepted by the Company but not “Leased and money collected,” 40% of his original Contractual ORRI. Employee’s Contractual ORRI will be assigned on each such Prospect once the Prospect is Sold and the initial test well has been spudded on such Prospect in the Amazon 3-D Project. For illustrative purposes and subject to the foregoing and any applicable adjustments based on the terms of the ORRI, Employee’s ORRI in the Prospects in the Amazon 3-D Project are:

Prospect	Original Contractual ORRI1	Applicable Percentage2	Resulting Contractual ORRI1, 2, 3
Anaconda	0.239646%	40%	0.0958584%
Bell City North	0.239646%	50%	0.119823%
Branco	0.239646%	50%	0.119823%
Jaguarundi	0.207503%	50%	0.103752%
N. Spider Monkey	0.239646%	50%	0.119823%
S. Spider Monkey	0.207503%	50%	0.103752%
Tambo	0.239646%	40%	0.0958584%

Notes:
1 – Subject to applicable adjustments based on the terms of the ORRI.
2 – Subject to the terms of this Section I.
3 – The ORRI is as provided in the definition of “ORRI,” which provides that the ORRI means the overriding royalty interest, or interest in oil and gas produced at the surface, free of the expense of Production, and in addition to the usual land owner’s royalty reserved to the lessor in an oil and gas lease. An ORRI shall be free and clear of any costs of drilling, development and operations, but shall bear its proportionate part of all severance and other taxes and all marketing costs on Production, including costs incurred in dehydrating, treating, transporting, boosting, compressing or otherwise processing oil and gas in order to make same marketable.

Livingston 3-D Project

Employee’s Contractual ORRI for Prospects in the Livingston 3-D Project is (i) for Prospects that, as of September 14, 2014, have been accepted by the Company and which are “Leased and money collected,” 50% of his original Contractual ORRI, and (ii) for Prospects that, as of September 14, 2014, have been accepted by the Company but not “Leased and money collected,” 40% of his original Contractual ORRI. Employee’s Contractual ORRI will be assigned on each such Prospect once the Prospect is Sold and the initial test well has been spudded on such Prospect in the Livingston 3-D Project. For illustrative purposes and subject to the foregoing and any applicable adjustments based on the terms of the ORRI, Employee’s ORRI in the Prospects in the Livingston 3-D Project are:

Prospect	Original Contractual ORRI1	Applicable Percentage2	Resulting Contractual ORRI1, 2, 3
Aztec	0.0900%	40%	0.03600%
Bandelier	0.0900%	40%	0.03600%
Bighorn	0.0900%	40%	0.03600%
Bryce	0.0900%	40%	0.03600%
Carlsbad	0.0900%	40%	0.03600%
Glacier	0.0900%	50%	0.04500%
Joshua	0.0900%	50%	0.04500%
Mesa Verde	0.0900%	50%	0.04500%
Ranier	0.0900%	40%	0.03600%
Ripken	0.0900%	40%	0.03600%
Ryan	0.0900%	40%	0.03600%

Notes:
1 – Subject to applicable adjustments based on the terms of the ORRI.
2 – Subject to the terms of this Section I.
3 – The ORRI is as provided in the definition of “ORRI,” which provides that the ORRI means the overriding royalty interest, or interest in oil and gas produced at the surface, free of the expense of Production, and in addition to the usual land owner’s royalty reserved to the lessor in an oil and gas lease. An ORRI shall be free and clear of any costs of drilling, development and operations, but shall bear its proportionate part of all severance and other taxes and all marketing costs on Production, including costs incurred in dehydrating, treating, transporting, boosting, compressing or otherwise processing oil and gas in order to make same marketable.

Section 1.2 Miscellaneous.
A. No Further Amendments. Except as expressly set forth in this Amendment, the Employment Agreement is hereby ratified and confirmed in accordance with its terms.
B. Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Texas.
C. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Any party’s delivery of an executed counterpart signature page by facsimile or email is as effective as executing and delivering this Amendment in the presence of the other party. No party shall be bound until such time as all of the parties have executed counterparts of this Amendment.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

YUMA ENERGY, INC.

By:	/s/ Paul D. McKinney
Name: Paul D. McKinney
Title: Executive Vice President and Chief Operating Officer

EMPLOYEE

By:	/s/ Sam L. Banks
Name: Sam L. Banks

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